EXHIBIT 99(d)


                 [FORM OF AMENDMENT NO. 3 TO TRUST COMPANY AGREEMENT]


                    This Amendment No.  3 dated as of April  21, 1995 (this
          "Amendment"), to the Trust Company Agreement (the "Trust Company Agreement") dated July 1, 1988, as amended, between GENERAL ELECTRIC CAPITAL CORPORATION, a New York corporation (the "Company") and BANKERS TRUST COMPANY, a New York banking corporation, acting through its Corporate Trust and Agency group (in its capacity as the trust company, the "Trust Company").

                                 W I T N E S S E T H

                    WHEREAS, the Company and the Trust Company are parties to the Trust Company Agreement and capitalized terms used herein and not otherwise defined shall have the meanings specified in the Trust Company Agreement; and

                    WHEREAS, the Organization Certificate of the Company has been amended to increase the number of authorized shares of its Variable Cumulative Preferred Stock ("Preferred Stock") from 10,500 shares to 14,000 shares; and

                    WHEREAS, the Company may from time to time in the future amend its Organization Certificate in order to increase the number of authorized shares of its Preferred Stock; and

                    WHEREAS, the parties hereto desire to amend the Trust Company Agreement to reflect the aforesaid increase in the authorized shares of Preferred Stock of the Company and any and all subsequent increases from time to time in the authorized shares of Preferred Stock of the Company;

                    NOW, THEREFORE, the parties hereto agree as follows:

                    1. The first sentence of the second paragraph of the Trust Company Agreement is hereby amended and restated in its entirety to read as follows:

                    The Company proposes to issue from time to time, in one or more series, its Variable Cumulative Preferred Stock, $100 par value (the "Stock"), in such amount as may be authorized pursuant to its Organization Certificate, as amended from time to time by one or more Certificates of Amendment (as defined below) as well as additional Certificates of Amendment with respect to each series of Stock, setting forth additional terms of such series.

                    2. Section 1.2 of the Trust Company Agreement is hereby amended by amending and restating the definition of "Certificate of Amendment" as follows:


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                    'Certificate  of  Amendment' shall  mean  any
                    certificate of amendment of the Organization Certificate of the Company under Section 8005 of the Banking Law of the State of New York filed from time to time by the Superintendent of Banks of the State of New York.

                    3. Whenever the Trust Company Agreement is referred to therein or in any of the instruments, agreements or other documents or papers executed or delivered in connection therewith, it hereby shall be deemed to mean the Trust Company Agreement as modified by this Amendment.

                    4. This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

                    5. IN WITNESS THEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective duly authorized officers with the intent that it be effective as of the date first above written.

                                             GENERAL ELECTRIC CAPITAL
                                                  CORPORATION


                                             By___________________________
                                             Title:


                                             BANKERS TRUST COMPANY,
                                                  as Trust Company



                                             By___________________________
                                             Title: